                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-B


            REGISTRATION OF SECURITIES OF CERTAIN SUCCESSOR ISSUERS


                   FILED PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        ------------------------------

                        HOUSTON INDUSTRIES INCORPORATED
              FORMERLY KNOWN AS:  HOUSTON LIGHTING & POWER COMPANY
             (Exact name of registrant as specified in its charter)


                TEXAS                                       74-0694415
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


             1111 LOUISIANA
             HOUSTON, TEXAS                                    77002
(Address of principal executive offices)                    (Zip Code)


                        ------------------------------

Securities to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:
                                           Name of each exchange on which
Title of each class to be so registered    each class is to be registered
---------------------------------------    ------------------------------
7% Automatic Common                           New York Stock Exchange
Exchange Securities Due 2000

Securities to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

None.

ITEM 1.   GENERAL INFORMATION.

          (a) Houston Lighting & Power Company ("HL&P") was incorporated in Texas on January 9, 1906 under the name Houston Lighting & Power Company. On August 6, 1997, the closing date of the Succession Transaction (as described below), HL&P changed its name to Houston Industries Incorporated ("Houston").

          (b) Houston's fiscal year ends December 31 of each year.

ITEM 2.   TRANSACTION OF SUCCESSION.

          (a) Predecessor Entities: HL&P, Houston Industries Incorporated, a Texas corporation ("HII"), and NorAm Energy Corp., a Delaware corporation ("NorAm").

          (b) Succession Transaction: For a description of the Succession Transaction, reference is made to the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 of HII and HL&P, No. 333-11329 (and Amendments No. 1 and 2 thereto) (the "Joint Proxy Statement/Prospectus"). Reference is specifically made to the sections of the Joint Proxy Statement/Prospectus entitled "Summary -- The Transaction" and "The Transaction."

ITEM 3.   SECURITIES TO BE REGISTERED.

          Houston has authorized 22,909,040 7% Automatic Common Exchange Securities due 2000 (the "Securities"), each with a face amount of $45.9375, of which 22,909,040 Securities are presently outstanding and no Securities are held by or for the account of Houston.

ITEM 4.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          A description of the Securities is contained under the caption "Description of the Securities" in the Prospectus filed with the Securities and Exchange Commission by HII, on July 10, 1997, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which description is incorporated herein by reference.

ITEM 5.   FINANCIAL STATEMENTS AND EXHIBITS.

          (a)  Financial Statements:  None.

          (b) Exhibits:  See Index to Exhibits.

                               INDEX TO EXHIBITS

          *  Incorporated by reference as indicated

                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------
*2(a)(1)        Agreement and Plan of Merger among            Form 8-K dated                 1-3187            2
                HII, HL&P, HI Merger, Inc. and                August 11, 1996
                NorAm dated as of August 11, 1996

*2(a)(2)        Amendment to Agreement and Plan of            Registration Statement on    333-11329           2(c)
                Merger among HII, HL&P, HI                    Form S-4 dated
                Merger, Inc. and NorAm dated                  September 4, 1996
                August 11, 1996

*2(a)(3)        Agreement dated August 5, 1997                Registration Statement on    333-33301           2.3
                among HL&P, HII, HI Merger, Inc.              Form S-3
                and NorAm

*2(b)           HII, HL&P and NorAm Joint Proxy               Registration Statement on    333-11329
                Statement/Prospectus                          Form S-4 dated
                                                              September 4, 1996

*3(a)(1)        Restated Articles of Incorporation of         Form 10-Q for the quarter      1-3187            3
                HL&P dated May 11, 1993                       ended June 30, 1993

*3(a)(2)        Articles of Amendment to                      Registration Statement on    333-11329           3(b)
                Exhibit 3(a)(1) dated August 9, 1996          Form S-4 dated
                                                              September 4, 1996

*3(a)(3)        Articles of Amendment of HL&P                 Combined 10-K of HL&P          1-3187            3(c)
                dated as of December 3, 1996                  and HII dated March 20,
                                                              1997
*3(a)(4)        Form of Amendments to Restated
                Articles of Incorporation of HL&P
                (Effective upon filing of Articles of
                Merger merging HII with and into
                HL&P.) (Contained in Exhibit A in
                Exhibit 2(a)(2) above.)

*3(b)           Amended and Restated Bylaws of HII            HII's Form 10-Q for the        1-7629            3
                (as of May 22, 1996) (Effective as            quarter ended June 30,
                Houston's Bylaws upon the Merger of           1996
                HII with and into the HL&P)

*4(a)(1)        Mortgage and Deed of Trust dated              HL&P's Form S-7 filed          2-59748           2(b)
                November  1, 1944 between HL&P                on August 25, 1977
                and South Texas Commercial National
                Bank Houston (Texas Commerce Bank
                National Association, as successor
                trustee), as Trustee, as amended
                and supplemented by 20 Supplemental
                Indentures thereto

                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------

*4(a)(2)        Twenty-First through Fiftieth                 HL&P's Form 10-K for           1-3187            4(a)(2)
                Supplemental Indentures to HL&P               the year ended
                Mortgage and Deed of Trust                    December 31, 1989

*4(a)(3)        Fifty-First Supplemental Indenture            HL&P's Form 10-Q for           1-3187            4(a)
                dated March 25, 1991 to HL&P                  the quarter ended
                Mortgage and Deed of Trust                    June 30, 1991

*4(a)(4)        Fifty-Second through Fifty-Fifth              HL&P's Form 10-Q for           1-3187            4
                Supplemental Indentures, each dated           the quarter ended
                March 1, 1992, to HL&P Mortgage               March 31, 1992
                and Deed of Trust

*4(a)(5)        Fifty-Sixth and Fifty-Seventh                 HL&P's Form 10-Q for           1-3187            4
                Supplemental Indentures, each dated           the quarter ended
                October 1, 1992, to HL&P Mortgage             September 30, 1992
                and Deed of Trust

*4(a)(6)        Fifty-Eighth and Fifty-Ninth                  HL&P's Form 10-Q for           1-3187            4
                Supplemental Indenture, each dated as         the quarter ended
                of March 1, 1993 to HL&P Mortgage             March 31, 1993
                and Deed of Trust

*4(a)(7)        Sixtieth Supplemental Indenture dated         HL&P's Form 10-Q for           1-3187            4
                July 1, 1993 to HL&P Mortgage and             the quarter ended June 30,
                Deed of Trust                                 1993

*4(a)(8)        Sixty-First through Sixty-Third               HL&P's Form 10-K for           1-3187            4(a)(8)
                Supplemental Indentures to HL&P               the year ended
                Mortgage and Deed of Trust                    December 31, 1993

*4(a)(9)        Sixty-Fourth through Sixty-Fifth              HL&P's Form 10-K for           1-3187            4(a)(9)
                Supplemental Indentures, each dated           the year ended
                as of July 1, 1995, to HL&P Mortgage          December 31, 1995
                and Deed of Trust

*4(b)(1)        Rights Agreement dated July 11,               Form 8-K dated July 11,        1-7629            4(a)(1)
                1990, as amended and restated                 1990
                between HII and Texas Commerce
                Bank National Association, as Rights
                Agent ("Rights Agent"), which
                includes form of Statement of
                Resolution Establishing Series of
                Shares designated Series A Preference
                Stock and form of Rights Certificate.

*4(b)(2)        Agreement and Appointment of Agent            Form 8-K dated July 11,        1-7629            4(a)(2)
                dated as of July 11, 1990 between HII         1990
                and the Rights Agent


                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------
*4(b)(3)        Form of Amended and Restated                  Registration Statement on    333-11329           4(b)(1)
                Rights Agreement between Houston              Form S-4
                and Texas Commerce Bank National
                Association to be executed upon the
                closing of the Merger, including form
                of Statement of Resolution
                Establishing Series Shares Designated
                Series A Preference Stock and Form
                of Rights Certificate

*4(c)           Form of Houston Industries                    Registration Statement on    333-32353           4.7
                Incorporated Amended and Restated             Form S-3
                Investor's Choice Plan to be executed
                upon closing of the Merger

Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, Houston has not filed as exhibits to this Form 8-B certain long-term debt instruments, under which the total amount of securities authorized do not exceed 10 percent of the total assets of Houston and any of its subsidiaries on a consolidated basis. Houston hereby agrees to furnish a copy of any such instrument to the SEC upon request.


*10(a)          Executive Benefit Plan of HII and             Form 10-Q for the quarter      1-7629            10(a)(1)
                First and Second Amendments thereto           ended March 31, 1987                             10(a)(2)
                (effective as of June 1, 1982, July 1,                                                            and
                1984, and May 7, 1986, respectively)                                                           10(a)(3)

*10(b)(1)       Executive Incentive Compensation              Form 10-K for the year         1-7629            10(b)
                Plan of HII (effective as of January 1,       ended December 31, 1991
                1982)

*10(b)(2)       First Amendment to Exhibit 10(b)(1)           Form 10-Q for the quarter      1-7629            10(a)
                (effective as of March 30, 1992)              ended March 31, 1992

*10(b)(3)       Second Amendment to                           Form 10-K for the year         1-7629            10(b)(3)
                Exhibit 10(b)(1) (effective as of             ended December 31, 1992
                November 4, 1992)

*10(b)(4)       Third Amendment to Exhibit 10(b)(1)           Form 10-K for the year         1-7629            10(b)(4)
                (effective as of September 7, 1994)           ended December 31, 1994

*10(c)(1)       Executive Incentive Compensation              Form 10-Q for the quarter      1-7629            10(b)(1)
                Plan of HII (effective as of January 1,       ended March 31, 1987
                1985)

*10(c)(2)       First Amendment to Exhibit 10(c)(1)           Form 10-K for the year         1-7629            10(b)(3)
                (effective as of January 1, 1985)             ended December 31, 1988

*10(c)(3)       Second Amendment to Exhibit                   Form 10-K for the year         1-7629            10(c)(3)
                10(c)(1) (effective as of January 1,          ended December 31, 1991
                1985)

*10(c)(4)       Third Amendment to Exhibit 10(c)(1)           Form 10-Q for the quarter      1-7629            10(b)
                (effective as of March 30, 1992)              ended March 31, 1992

*10(c)(5)       Fourth Amendment to Exhibit                   Form 10-K for the year         1-7629            10(c)(5)
                10(c) (1) (effective as of November 4,        ended December 31, 1992
                1992)


                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------
*10(c)(6)       Fifth Amendment to Exhibit 10(c)(1)           Form 10-K for the year         1-7629            10(c)(6)
                (effective as of September 7, 1994)           ended December 31, 1994

*10(d)          Executive Incentive Compensation              Form 10-Q for the quarter      1-7629            10(b)(2)
                Plan of HL&P (effective as of                 ended March 31, 1987
                January 1, 1985)

*10(e)(1)       Executive Incentive Compensation              Form 10-Q for the quarter      1-7629            10(b)
                Plan of HII (effective as of January 1,       ended June 30, 1989
                1989)

*10(e)(2)       First Amendment to Exhibit 10(e)(1)           Form 10-K for the year         1-7629            10(e)(2)
                (effective as of January 1, 1989)             ended December 31, 1991

*10(e)(3)       Second Amendment to Exhibit                   Form 10-Q for the quarter      1-7629            10(c)
                10(e)(1) (effective as of March 30,           ended March 31, 1992
                1992)

*10(e)(4)       Third Amendment to Exhibit 10(e)(1)           Form 10-K for the year         1-7629            10(c)(4)
                (effective as of November 4, 1992)            ended December 31, 1992

*10(e)(5)       Fourth Amendment to Exhibit                   Form 10-K for the year         1-7629            10(e)(5)
                10(e)(1) (effective as of September 7,        ended December 31, 1994
                1994)

*10(f)(1)       Executive Incentive Compensation              Form 10-K for the year         1-7629            10(b)
                Plan of HII (effective as of January 1,       ended December 31, 1990
                1991)

*10(f)(2)       First Amendment to Exhibit 10(f)(1)           Form 10-K for the year         1-7629            10(f)(2)
                (effective as of January 1, 1991)             ended December 31, 1991

*10(f)(3)       Second Amendment to Exhibit                   Form 10-Q for the quarter      1-7629            10(d)
                10(f)(1) (effective as of March 30,           ended March 31, 1992
                1992)

*10(f)(4)       Third Amendment to Exhibit 10(f)(1)           Form 10-K for the year         1-7629            10(f)(4)
                (effective as of November 4, 1992)            ended December 31, 1992

*10(f)(5)       Fourth Amendment to Exhibit 10(f)(1)          Form 10-K for the year         1-7629            10(f)(5)
                (effective as of January 1, 1993)             ended December 31, 1992

*10(f)(6)       Fifth Amendment to Exhibit 10(f)(1)           Form 10-K for the year         1-7629            10(f)(6)
                (effective in part as of January 1, 1995      ended December 31, 1994
                and in part, as of September 7, 1994)

*10(f)(7)       Sixth Amendment to Exhibit 10(f)(1)           Form 10-Q for the quarter      1-7629            10(a)
                (effective as of August 1, 1995)              ended June 30, 1995

*10(f)(8)       Seventh Amendment to Exhibit                  Form 10-Q for the quarter      1-7629            10(c)
                10(f)(1) (effective as of January 1,          ended June 30, 1996
                1996)

*10(g)(1)       Benefit Restoration Plan of HII               Form 10-Q for the quarter      1-7629            10(c)
                (effective as of June 1, 1985)                ended March 31, 1987

                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------
*10(g)(2)       Benefit Restoration Plan of HII as            Form 10-K for the year         1-7629            10(g)(2)
                amended and restated                          ended December 31, 1991
                (effective as of January 1, 1988)

*10(g)(3)       Benefit Restoration Plan of HII as            Form 10-K for the year         1-7629            10(g)(3)
                amended and restated                          ended December 31, 1991
                (effective as of July 1, 1991)

*10(h)(1)       Deferred Compensation Plan of HII             Form 10-Q for the quarter      1-7629            10(d)
                (effective as of September 1, 1985)           ended March 31, 1987

*10(h)(2)       First Amendment to Exhibit 10(h)(1)           Form 10-K for the year         1-7629            10(d)(2)
                (effective as of September 1, 1985)           ended December 31, 1990

*10(h)(3)       Second Amendment to Exhibit                   Form 10-Q for the quarter      1-7629            10(e)
                10(h)(1) (effective as of March 30,           ended March 31, 1992
                1992)

*10(h)(4)       Third Amendment to Exhibit 10(h)(1)           Form 10-K for the year         1-7629            10(h)(4)
                (effective as of June 2, 1993)                ended December 31, 1993

*10(h)(5)       Fourth Amendment to Exhibit                   Form 10-K for the year         1-7629            10(h)(5)
                10(h)(1) (effective as of September 7,        ended December 31, 1994
                1994)

*10(h)(6)       Fifth Amendment to Exhibit 10(h) (1)          Form 10-Q for the quarter      1-7629            10(d)
                (effective as of August 1, 1995)              ended June 30, 1995

*10(h)(7)       Sixth Amendment to Exhibit 10(h)(1)           Form 10-Q for the quarter      1-7629            10(b)
                (effective as of December 1, 1995)            ended June 30, 1995

*10(i)(1)       Deferred Compensation Plan of HII             Form 10-Q for the quarter      1-7629            10(a)
                (effective as of January 1, 1989)             ended June 30, 1989

*10(i)(2)       First Amendment to Exhibit 10(i)(1)           Form 10-K for the year         1-7629            10(e)(3)
                (effective as of January 1, 1989)             ended December 31, 1989

*10(i)(3)       Second Amendment to Exhibit                   Form 10-Q for the quarter      1-7629            10(f)
                10(i)(1) (effective as of March 30,           ended March 31, 1992
                1992)

*10(i)(4)       Third Amendment to Exhibit 10(i)(1)           Form 10-K for the year         1-7629            10(i)(4)
                (effective as of June 2, 1993)                ended December 31, 1993

*10(i)(5)       Fourth Amendment to Exhibit 10(i)(1)          Form 10-K for the year         1-7629            10(i)(5)
                (effective as of September 7, 1994)           ended December 31, 1994

*10(i)(6)       Fifth Amendment to Exhibit 10(i)(1)           Form 10-Q for the quarter      1-7629            10(c)
                (effective as of August 1, 1995)              ended June 30, 1995

*10(i)(7)       Sixth Amendment to Exhibit 10(i)(1)           Form 10-Q for the quarter      1-7629            10(c)
                (effective as of December 1, 1995)            ended June 30, 1996

*10(j)(1)       Deferred Compensation Plan of HII             Form 10-K for the year         1-7629            10(d)(3)
                (effective as of January 1, 1991)             ended December 31, 1990

*10(j)(2)       First Amendment to Exhibit 10(j)(1)           Form 10-K for the year         1-7629            10(j)(2)
                (effective as of January 1, 1991)             ended December 31, 1991

                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------

*10(j)(3)       Second Amendment to Exhibit                   Form 10-Q for the quarter      1-7629            10(g)
                10(j)(1) (effective as of March 30,           ended March 31, 1992
                1992)

*10(j)(4)       Third Amendment to Exhibit 10(j)(1)           Form 10-K for the year         1-7629            10(j)(4)
                (effective as of June 2, 1993)                ended December 31, 1993

*10(j)(5)       Fourth Amendment to Exhibit 10(j)(1)          Form 10-K for the year         1-7629            10(j)(5)
                (effective as of December 1, 1993)            ended December 31, 1993

*10(j)(6)       Fifth Amendment to Exhibit 10(j)(1)           Form 10-K for the year         1-7629            10(j)(6)
                (effective as of September 7, 1994)           ended December 31, 1994

*10(j)(7)       Sixth Amendment to Exhibit 10(j)(1)           Form 10-Q for the quarter      1-7629            10(b)
                (effective as of August 1, 1995)              ended June 30, 1995

*10(j)(8)       Seventh Amendment to Exhibit                  Form 10-Q for the quarter      1-7629            10(d)
                10(j)(i) (effective as of December 1,         ended June 30, 1996
                1995)

*10(k)(1)       Long-Term Incentive Compensation              Form 10-Q for the quarter      1-7629            10(c)
                Plan of HII (effective as of January 1,       ended June 30, 1989
                1989)

*10(k)(2)       First Amendment to Exhibit 10(k)(1)           Form 10-K for the year         1-7629            10(f)(2)
                (effective as of January 1, 1990)             ended December 31, 1989

*10(k)(3)       Second Amendment to Exhibit                   Form 10-K for the year         1-7629            10(k)(3)
                10(k)(1) (effective as of December 22,        ended December 31, 1992
                1992)

*10(l)          Form of stock option agreement for            Form 10-Q for the quarter      1-7629            10(h)
                nonqualified stock options granted            ended March 31, 1992
                under HII's 1989 Long-Term Incentive
                Compensation Plan

*10(m)          Form of restricted stock agreement            Form 10-Q for the quarter      1-7629            10(i)
                for restricted stock granted under HII's      ended March 31, 1992.
                1989 Long-Term Incentive
                Compensation Plan

*10(n)(1)       1994 Long-Term Incentive                      Form 10-K for the year         1-7629            10(n)(1)
                Compensation Plan of HII (effective           ended December 31, 1993
                as of January 1, 1994)

*10(n)(2)       Form of Stock Option Agreement for            Form 10-K for the year         1-7629            10(n)(2)
                Nonqualified Stock Options Granted            ended December 31, 1993
                under HII's 1994 Long-Term Incentive
                Compensation Plan

*10(o)(1)       Savings Restoration Plan of HII               Form 10-K for the year         1-7629            10(f)
                (effective as of January 1, 1991)             ended December 31, 1990

*10(o)(2)       First Amendment to Exhibit 10(o)(1)           Form 10-K for the year         1-7629            10(l)(2)
                (effective as of January 1, 1992)             ended December 31, 1991

*10(p)          Director Benefits Plan, effective as of       Form 10-K for the year         1-7629            10(m)
                January 1, 1992                               ended December 31, 1991


                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------

*10(q)(1)       Executive Life Insurance Plan of HII          Form 10-K for the year         1-7629            10(q)
                (effective as of January 1, 1994)             ended December 31, 1993

*10(q)(2)       First Amendment to Exhibit 10(q)              Form 10-Q for the quarter      1-7629            10(e)
                (effective as of January 1, 1994)             ended June 30, 1995

*10(r)          Employment and Supplemental                   Form 10-Q for the quarter      1-7629            10(f)
                Benefits Agreement between HL&P               ended March 31, 1987
                and Hugh Rice Kelly

*10(s)(1)       Houston Industries Incorporated               Form 10-K for the year         1-7629            10(s)(4)
                Savings Trust (As Amended and                 ended December 31, 1995
                Restated Effective July 1, 1995)

*10(s)(2)       Note Purchase Agreement between               Form 10-K for the year         1-7629            10(j)(3)
                HII and the ESOP Trustee, dated as of         ended December 31, 1990
                October 5, 1990

*10(t)          Agreement dated June 6, 1994                  HII's Form 10-Q for the        1-7629            10(a)
                between HII and Don D. Jordan                 quarter ended June 30,
                                                              1994

*10(u)          Agreement dated June 6, 1994                  HII's Form 10-Q for the        1-7629            10(b)
                between HII and Don D. Sykora                 quarter ended June 30,
                                                              1994

*10(v)          Letter Agreement between HII and              HII's Form 10-K for the        1-7629            10(v)
                Jack Trotter                                  year ended December 31,
                                                              1994

*10(w)          Employment Agreement dated                    Form 10-K for the year         1-3187            10(t)
                April 5, 1993 between HL&P and                ended December 31, 1994
                William T. Cottle

*10(x)(1)       Stockholder's Agreement dated as of           Schedule 13-D dated July       5-19351           2
                July 6, 1995 between HII and Time             6, 1995
                Warner Inc.

*10(x)(2)       Registration Rights Agreement dated           Schedule 13-D dated July       5-19351           3
                as of July 6, 1995 between HII and            6, 1995
                Time Warner Inc.

 10(x)(3)       Amendment to Exhibits 10(x)(1) and            HII's Form 10-K dated          1-7629            10(x)(3)
                10(x)(2) dated November 18, 1996              March 20, 1997

*10(x)(4)       Certificate of Voting Powers,                 Schedule 13-D dated July       5-19351           4
                Designations, Preferences and                 6, 1995
                Relative Participating, Optional or
                Other Special Rights, and
                Qualifications, Limitations or
                Restrictions Thereof of Series D
                Convertible Preferred Stock of Time
                Warner Inc.

                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------

*10(y)          Houston Industries Incorporated               HII's Form 10-K for the        1-7629            10(7)
                Executive Deferred Compensation               year ended December 31,
                Trust, effective as of December 19,           1995
                1995

*10(z)          Agreement dated June 14, 1991                 HII's Form 10-K for the        1-7629            10(aa)
                between HII and David M.                      year ended December 31,
                McClanahan                                    1995

*10(aa)         Supplemental Pension Agreement                Registration Statement on      333-11329         10(aa)
                dated July 17, 1996, between HII and          Form S-4
                Lee W. Hogan

*10(bb)         Consulting Agreement dated                    HII's Form 10-K dated          1-7629            10(bb)
                January 14, 1997, between HII and             March 20, 1997
                Milton Carroll

*10(cc)         Employment Agreement dated                    HII's Form 10-K dated          1-7629            10(cc)
                February 25, 1997, between HII and            March 20, 1997
                Don D. Jordan

*10(dd)         Employment Agreement dated                    HL&P's Form 10-Q for           1-3187            10
                September 16, 1996 between HL&P               the quarter ended
                and Charles R. Crisp                          September 30, 1996

*10(ee)         Deferred Stock Appreciation                   NorAm's Form 10-K for          1-3751            10.2
                Agreement                                     the year ended December
                                                              31, 1988

*10(ff)         Deferred Stock Appreciation                   NorAm's Form 10-K for          1-3751            10.3
                Agreement                                     the year ended December
                                                              31, 1988

*10(gg)         Executive Supplemental Medical Plan           NorAm's Proxy Statement,       1-3751            Page 13
                                                              Annual Meeting of
                                                              Stockholders, dated
                                                              May 12, 1987

*10(hh)         1982 Nonqualified Stock Option Plan           NorAm's Form S-8 dated         2-84830
                with Appreciation Rights                      July 1, 1983

*10(ii)         Nonqualified Executive Disability             NorAm's Form 10-K for          1-3751            10.6
                Income Plan                                   the year ended December
                                                              31, 1988

*10(jj)         Nonqualified Unfunded Executive               NorAm's Form 10-K for          1-3751
                Supplemental Income Retirement Plan           the year ended December
                                                              31, 1988

*10(kk)         Unfunded Nonqualified Retirement              NorAm's Form 10-K for          1-3751            10.10
                Income Plan                                   the year ended December
                                                              31, 1985

*10(ll)         Annual Incentive Award Plan                   As maintained in the files     1-3751
                                                              of the Commission

*10(mm)         Long-Term Incentive Compensation              NorAm's Form S-8 dated         33-10806
                Plan                                          December 12, 1986


                                                                REPORT OR                 SEC FILE OR
EXHIBIT                                                        REGISTRATION               REGISTRATION       EXHIBIT
  NO.                   DESCRIPTION                              STATEMENT                   NUMBER         REFERENCE
--------                -----------                            -------------             --------------    -----------
*10(nn)         Service Agreement, by and between             NorAm's Form 10-K for          1-3751            10.20
                Mississippi River Transmission                the year ended December
                Corporation and Laclede Gas                   31, 1989
                Company, dated August 22, 1989

*10(oo)         Agreement and Plan of Merger, dated           NorAm's Registration           33-27428            A
                as of July 1990, between NorAm                Statement on Form S-4
                Energy Corp., Diversified Energies,
                Inc. and Minnegasco, Inc.

*10(pp)         Incentive Equity Plan                         NorAm's Proxy Statement,       1-3751         Appendix B
                                                              Annual Meeting of
                                                              Stockholders, dated
                                                              May 10, 1994

*10(qq)         Non-Employee Director Restricted              NorAm's Proxy Statement,       1-3751         Appendix D
                Stock Plan                                    Annual Meeting of
                                                              Stockholders, dated
                                                              May 10, 1994

*10(rr)         Severance Agreement for each of the           NorAm's Form 10-Q for          1-3751            99.2
                Chief Executive Officers and the four         the quarter ended June 30,
                most highly compensated executive             1996
                officers of NorAm (T. Milton Honea,
                Charles M. Oglesby, Michael B.
                Bracy, William A. Kellstrom, Hubert
                Gentry, Jr.)  and for 10 other
                executive officers of NorAm

21              Subsidiaries of Houston

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this application for registration (or registration statement) to be signed on its behalf by the undersigned, thereunto duly authorized.


                                HOUSTON INDUSTRIES INCORPORATED



Date: August 20, 1997           By: /s/ Rufus S. Scott
                                   ---------------------------------
                                   Rufus S. Scott
                                   Vice President, Deputy General Counsel
                                      and Assistant Corporate Secretary